Exhibit 10.12
                                                  1997 Management Incentive Plan

                                    PSC INC.
                            MANAGEMENT INCENTIVE PLAN


Section 1.        Purpose

         The purpose of the PSC Inc. Management Incentive Plan is to promote the interests of PSC Inc. and its shareholders by providing certain of its key executives with an annual incentive whereby a significant portion of such executive's compensation is tied to the achievement of preestablished and objective performance goals. The Plan is designed to attract, motivate and retain such key executives on a competitive basis in which total cash compensation levels are closely linked with the attainment of the Corporation's financial and strategic objectives.

Section 2.        Definitions

         The following definitions are applicable to the Plan:

         2.1      "Board" means the Board of Directors of the Corporation.

         2.2 "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder, or any successor statute.

         2.3 "Committee" means the Compensation Committee of the Board or such other committee as may be designed by the Board to administer the Plan, and shall consist only of members of the Board who are not employees of the Corporation or any affiliate thereof and who qualify as "outside directors" under Section 162(m) of the Code.

         2.4 "Corporation" means PSC Inc., a corporation established under the laws of the State of New York, and its subsidiaries and affiliates.

         2.5 "Covered Employee" means a Participant who as of the close of the Plan Year is the Chief Executive Officer of the Corporation or among the four highest compensated officers of the Corporation for the Plan Year (other than the chief executive officer) or who is otherwise deemed a "covered employee" under Section 162(m) of the Code.

         2.6 "Eligible Employee" means any executive officer or manager of the Corporation and its subsidiaries.

         2.7 "Incentive Award" means an award granted pursuant to Section 5 of this Plan.

         2.8 "Participant" means any Eligible Employee of the Corporation and its subsidiaries who has been selected by the Committee to participate in the Plan during a Plan Year.

         2.9 "Plan" means the PSC Inc. Management Incentive Plan, as may be amended and restated from time to time.

         2.10 "Plan Year" means the Corporation's fiscal year, or such other period as designated by the Committee.
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Section 3.        Administration of the Plan

         The Plan shall be administered by the Committee. The Committee shall have full authority to interpret the terms of the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings, to select Participants, to grant annual Incentive Awards thereto and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. The Committee shall report any action taken by it to the meeting of the Board next following such action. The decision of the Committee on any matter as to which the Committee is given authority shall be final and binding on all persons concerned. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

Section 4.        Eligibility and Participation

         Within the first 90 days of each Plan Year, the Committee shall select the Participants in the Plan for such year from among the Eligible Employees of the Corporation and its subsidiaries. Directors who are full-time executive officers of the Corporation shall be eligible to participate in the Plan.

         Additional Participants may be approved by the Committee during the Plan Year only in the event of unusual circumstances, such as a new hire or a promotion.

         Each Participant will be notified in writing at the time of his or her selection as a Participant, of the amount and terms of his or her target annual Incentive Award as determined in Section 5 below.

Section 5.        Annual Incentive Awards

         5.1 Individual Awards. Each Participant in the Plan shall be eligible to receive such annual Incentive Award, if any, for each Plan Year as may be payable pursuant to the performance criteria described in Section 5.2 below. Except as provided in Section 7 below, the Committee shall, on an annual basis, establish a "target annual Incentive Award" for each Participant equal to a percentage of such Participant's base salary for such Plan Year, and the maximum amount of a target annual Incentive Award that may be awarded to a Participant for a Plan Year shall be 60% thereof. An individual who becomes a Participant after the beginning of a Plan Year shall be entitled to an annual Incentive Award prorated to reflect such Participant's number of months participating during the Plan Year.


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         5.2  Performance  Criteria  and  Goals.  Participants  shall have their annual Incentive Awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing within the first 90 days of each Plan Year and which goals shall be stated in terms of the attainment of specified levels of or percentage changes (as compared to a prior measurement period) in any one or more of the following measurements: the Corporation's revenue, sales growth, earnings per share of Common Stock, net income, return on equity, return on capital employed, return on assets, total stockholder return or cash flow, or any combination thereof. The Committee shall, for each Plan Year, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant's annual Incentive Award shall be earned based upon the degree of achievement of such performance goal or goals. The Committee may determine that the annual Incentive Award payable to any Participant shall be based upon the attainment of performance goals comparable to those specified above but in whole or in part applied to the results of a subsidiary, division or sector of the Corporation for which such Participant has substantial responsibility.

         5.3 Change in Target Annual Incentive Award. A Participant's target annual Incentive Award or performance goals may be changed by the Committee during the Plan Year to reflect a change in responsibilities; provided that any such change shall be made in a manner consistent with Section 162(m) of the Code.

         5.4 Ability to Reduce or Increase Awards. The Committee may, in its sole and absolute discretion, decrease the amount of, or eliminate, an annual Incentive Award otherwise payable to a Participant even though earned in accordance with the performance goals established pursuant to this Section 5, if the Committee deems such action warranted based on other circumstances relating to the performance of the Corporation or the Participant. Except with respect to annual Incentive Awards payable to Covered Employees, and notwithstanding the failure to satisfy the applicable performance goals, the Committee shall also have the sole discretion to increase the amount of any Participant's annual Incentive Award to reflect individual performance and/or unanticipated factors. In no event, however, shall the Committee have the discretion to increase the amount of an annual Incentive Award to a Covered Employee.

         5.5 Performance Goal Certification. With respect to each Participant, no annual Incentive Award shall be payable hereunder except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an annual Incentive Award pursuant to the Plan have been satisfied.
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         5.6      Maximum Award Payable.  The  maximum  annual Incentive  Award payable to any Participant for any Plan Year shall be $700,000.

Section 6.        Payment of Annual Incentive Award

         Subject to Section 5.5, payment of any amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made as promptly as practicable after the end of the Plan Year.

Section 7.        Termination of Employment; Change-in-Control

         7.1 A Participant whose employment terminates during the Plan Year for any reason (whether as the result of death, retirement, disability, leave of absence or otherwise) and who is not an employee of the Corporation on the last day of the Plan Year shall not be entitled to the payment of an Incentive Award for that Plan Year, except as the Committee may otherwise determine in its sole discretion. Notwithstanding the above, if as a result of a Change-in-Control a Participant retires, is assigned to a different position, is placed on a leave of absence of if the Participant's employment is terminated before the end of the Plan Year (except for cause), he or she shall receive a full Incentive Award for that Plan Year.

         7.2      For purposes of the Plan, "Change-in-Control" means

                  (a) any "person" as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") (other than the Corporation) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities;

                  (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof;

                  (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities;

                  (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

Section 8.        Participant's Interests

         A Participant's interest in any annual Incentive Award hereunder shall at all times be reflected on the Corporation's books as a general unsecured and unfunded obligation of the Corporation subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in the income or in any asset of the Corporation. Neither the Corporation, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Corporation to discharge the payment of its obligations hereunder nor shall the Corporation be required to reserve or set aside funds therefor.

Section 9.        Non-Alienation of Benefits; Beneficiary Designation

         All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Corporation's consent. Subject to the foregoing, the Corporation shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any annual Incentive Award payment the Committee determines to make would be payable in the event of the Participant's death.

Section 10.       Withholding for Taxes

         Notwithstanding any other provisions of this Plan, the Corporation may withhold from any annual Incentive Award payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.
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Section 11.       Rights of Employees

         Nothing in the Plan shall interfere with or limit in any way the right of the Corporation or any of its subsidiaries or affiliates to terminate a Participant's employment at any time, or confer upon any Participant any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

Section 12.       Adjustment of Awards

         The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall impair the rights of any Participant without his or her consent and that any such adjustment shall be made in a manner consistent with Section 162(m) of the Code. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any annual Incentive Award in the manner and to the extent it shall deem desirable to carry it into effect.

Section 13.       Amendment or Termination

         The Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants. No such amendment, suspension or termination shall alter a Participant's right to receive the payment of an annual Incentive Award for a Plan Year already ended.

         The Committee may, from time to time, amend the Plan in any manner if the Committee determines that such amendment may be made without shareholder approval and without jeopardizing qualification of the annual Incentive Awards as performance-based compensation under Section 162(m) of the Code.

Section 14.       Effective Date

         The Plan shall become effective as of January 1, 1997.

Section 15.       Applicable Law

         The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York.